[Letterhead of Latham & Watkins]



                                 May 15, 1998

La Quinta Inns, Inc.
112 E. Pecan Street
San Antonio, TX 78299

Gentlemen:

     We have acted as tax counsel to La Quinta Inns, Inc., a Texas corporation ("La Quinta"), in connection with its merger (the "Merger") with and into Meditrust Corporation, a Delaware corporation ("Meditrust"). This opinion is rendered to you in connection with the satisfaction of Section 6.01(e)(i) of the Agreement and Plan of Merger among La Quinta, Meditrust, and Meditrust Operating Company, a Delaware corporation ("Meditrust Operating"), dated as of January 3, 1998, as amended (the "Merger Agreement").

     In formulating our opinion, we examined such documents as we deemed appropriate, including the Merger Agreement, the Joint Proxy
Statement/Prospectus filed by La Quinta and Meditrust with the Securities and Exchange Commission (the "SEC") on February 13, 1998 (the "Joint Proxy Statement"), and the Registration Statement on Form S-4, as filed by Meditrust with the SEC on March 11, 1998, in which the Joint Proxy Statement/Prospectus is included as a prospectus (with all amendments and exhibits thereto, the "Registration Statement"). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of La Quinta and Meditrust.

     Our Opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, the Joint Proxy Statement, and the

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La Quinta Inns, Inc.
May 15, 1998
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Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, the Joint Proxy Statement, and the Registration Statement and (3) the accuracy of (i) the representations made by La Quinta, which are set forth in the certificate delivered to us by La Quinta, dated the date hereof (the "La Quinta Certificate"), (ii) the representations made by Meditrust, which are set forth in the certificate delivered to us by Meditrust, dated the date hereof (the "Meditrust certificate"), and (iii) the representations made by certain shareholders of La Quinta in certificates delivered to us by such persons, each dated the date hereof (collectively, the "Shareholder Certificates").

Discussion

     Among the various statutory, regulatory, and judicial requirements which must be satisfied for a transaction to constitute a "reorganization" under the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations require that a transaction such as the Merger preserve a continuity of business enterprise ("COBE") under modified corporate form. Generally, COBE requires that an acquiring corporation either continue a target corporation's historic business or use a significant portion of such target corporation's historic business assets in a business.

     In the Meditrust Certificate, Meditrust has represented that it has no plan or intention (and at all times through the Effective Date, will have no plan or intention) to sell or otherwise dispose of any of the assets of La Quinta to be acquired in the Merger, except for (i) dispositions made in the ordinary course of business, (ii) a contribution (the "Drop-Down") of all or a part of such assets to a partnership with Meditrust as the sole general partner and in which Meditrust would hold more than 80% of both of the capital and profits interests or (iii) possible transfers of management assets to a non-controlled subsidiary. Meditrust is not, however, obligated to effect the Drop-Down following the Merger. Under certain informal pronouncements of the Internal Revenue Service (the "IRS"), the Drop-Down might be viewed as causing the Merger to fail the COBE requirement and therefore be disqualified as a tax-free reorganization.

     Subsequent to the execution of the Merger Agreement on January 3, 1998, the IRS issued final regulations (the "Final Regulations") addressing asset transfers following mergers intended to constitute "reorganizations" under
Section 368(a) of the Code. Asset transfers such as the Drop-Down are covered by the Final Regulations, which generally provide that such asset transfers will not disqualify transactions otherwise qualifying as reorganizations.

     The Final Regulations have a prospective effective date and are applicable only to transactions occurring on or after January 28, 1998, except that the Final Regulations do not apply to transactions occurring pursuant to a written agreement which is (subject to customary conditions) binding on such date (such as the Merger Agreement). Accordingly, the Final Regulations are not, by their terms, applicable to the Merger. The Treasury Decision promulgating the Final Regulations states, however, that no inference should be drawn from the Final Regulations as to whether transactions not subject to the Final Regulations otherwise

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La Quinta Inns, Inc.
May 15, 1998
Page 3

qualify as reorganizations. In addition, the Final Regulations provide that in determining whether certain asset transfers such as the Drop-Down would prevent a transaction from qualifying as a reorganization, other relevant provisions of law must be considered, including the "step-transaction" doctrine. In general, under the "step transaction" doctrine, and under appropriate circumstances, purportedly separate and independent "steps" may be considered together for purposes of analyzing the federal income tax consequences of a transaction. In this regard, Meditrust has represented in the Meditrust Certificate that (i) while it has considered and may subsequently effect the Drop-Down, Meditrust has no present plan or intention to effect the Drop-Down and (ii) Meditrust will not effect the Drop-Down unless it has received a favorable ruling from the IRS or an opinion of its counsel providing that the Drop-Down will not adversely affect the Merger's satisfaction of the "continuity of business enterprise" and "continuity of interest" requirements set forth in Treasury Regulations Sections 1.368-1 and 1.368-2, as in effect immediately prior to January 23, 1998.

Opinion

     Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above (including the accuracy of the representations described above), we are of the opinion that, for federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and, as so treated, each of La Quinta and Meditrust will be a party to the reorganization within the meaning of Section 368(b) of the Code.

     We express no opinion concerning any tax consequences of the Merger other than those specifically set forth herein.

     Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncement of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, including those contained in the Merger Agreement, the Joint Proxy Statement, the Registration Statement, the La Quinta Certificate, the Meditrust Certificate, and the Shareholder Certificates, whether as of the date hereof or at any time from the date hereof through and including the Effective Time, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

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La Quinta Inns, Inc.
May 15, 1998
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     This opinion is rendered only to you, and is solely for your use and the use of your shareholders in connection with the satisfaction of Section 6.01(e)(i) of the Merger Agreement. This opinion may not be relied upon by you or your shareholders for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent.


                                          Very truly yours,

                                          /s/ Latham & Watkins


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